Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SELECT MEDICAL HOLDINGS CORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Select Medical Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Select Medical Holdings Corporation. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was October 14, 2004.

2. This Certificate of Amendment (this “Amendment”) amends provisions of the Certificate of Incorporation and has been duly adopted by the Board of Directors of the Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders thereof.

3. Article SEVENTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows

“SEVENTH: Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”) without the assent or vote of the stockholders of the Corporation. The stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the Bylaws by the affirmative vote by the holders of not less than a majority of the Corporation’s outstanding shares.”

4. Article THIRTEENTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows

“THIRTEENTH: Amendments. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding anything to the contrary elsewhere contained in this Restated Certificate of Incorporation, Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, TWELFTH and THIRTEENTH shall not be amended, altered or repealed without the affirmative vote of the holders of not less than a majority of the Corporation’s outstanding shares.”

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

THIS CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION is executed as of this 28th day of April, 2025.

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ Michael E. Tarvin
Name: Michael E. Tarvin
Title: Senior Executive Vice President, General Counsel and Secretary

[Signature Page to Certificate of Amendment]